November 5, 2015
PDC Energy Reports 2015 Third Quarter Financial and Operating Results and Production Increase of 84% to 4.3 Million Barrels of Oil Equivalent
DENVER, CO, November 5, 2015: PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2015 third quarter financial and operating results.

2015 Third Quarter Highlights

•	Net cash from operating activities increased 94% to $136.5 million; exceeded capital expenditures of $130.9 million.

•	Production of 47,017 Boe per day; 84% increase compared to the third quarter of 2014 and 27% growth compared to the second quarter of 2015.

•	Crude oil production of 21,824 Bbls per day; 87% increase compared to the third quarter of 2014 and 26% growth compared to the second quarter of 2015.

•	Lease operating expense of $2.87 per Boe; 37% decrease compared to the third quarter of 2014.

•	In September 2015, re-affirmed borrowing base of $700 million (commitment level of $450 million) and extended the maturity of revolving credit facility by two years to May 2020.

Bart Brookman, President and Chief Executive Officer, commented, “This is truly a transformative time at PDC as we just achieved the greatest quarter-over-quarter production growth in company history while operating within cash flow. Led by the sustained strong performance of our Chesnut and Churchill extended reach laterals and the improved midstream environment in the Wattenberg, the third quarter results exceeded our expectations. Our average production rate for the quarter approximated our previously anticipated 2015 exit rate, and we now expect to meet or slightly exceed the top end of our revised full-year production guidance of 15.0 MMBoe. Once again, I am extremely pleased

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with the efforts at every level of the organization in helping to differentiate PDC as a premier operator in these challenging industry times.”

Financial Results

Net cash from operating activities was $136.5 million in the third quarter of 2015, compared to net cash from operating activities of $70.4 million in the third quarter of 2014. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 121% to $122.7 million in the third quarter of 2015, compared to $55.5 million in the third quarter of 2014.

Net loss in the third quarter of 2015 was $41.5 million, or $1.04 per diluted share, compared to net income of $54.0 million, or $1.47 per diluted share, in the third quarter of 2014. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $75.9 million in the third quarter of 2015, compared to an adjusted net loss of $5.7 million in the comparable period of 2014. Excluding impairment expenses related to its Utica Shale asset of $150.3 million and relevant tax effects, adjusted net income was $15.4 million or $0.38 per share.

Third quarter 2015 production increased 84% to 4.3 million barrels of oil equivalent (“MMBoe”), or 47,017 barrels of oil equivalent (“Boe”) per day, compared to 2.4 MMBoe, or 25,568 Boe per day, from continuing operations in the third quarter of 2014. Third quarter 2015 production increased 27% compared to 37,001 Boe per day in the second quarter of 2015. The increases in production over the prior periods were primarily due to improved well performance, the impact of extended reach lateral drilling and reduced line pressures in the Wattenberg Field.

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, decreased 13% to $104.5 million in the third quarter of 2015, compared to $120.5 million in the third quarter of 2014. The average crude oil equivalent sales price, excluding net settlements on derivatives, decreased 53% to $24.15 per Boe in the third quarter of 2015 compared to $51.24 per Boe in the same 2014 period. Including the impact of net settlements on derivatives, crude oil, natural gas and NGL sales increased 49% to $172.5 million in the third quarter of 2015 compared to $116.0 million in the same period last year.

Net commodity price risk management activities in the third quarter of 2015 resulted in a gain of $123.5 million, which was comprised of $68.0 million of positive net settlements on derivatives and $55.5 million of net change in fair value of unsettled derivatives. Commodity price risk management activities in the third quarter of 2014 resulted in a net gain of $90.2 million, which was comprised of $4.5 million of negative net settlements on derivatives and a $94.7 million gain in net change in fair value of unsettled derivatives.

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Production costs were $25.5 million, or $5.89 per Boe, in the third quarter of 2015 compared to $22.8 million, or $9.67 per Boe, in the third quarter of 2014. Lease operating expense (“LOE”) in the third quarter of 2015 was $2.87 per Boe compared to $4.56 per Boe in the third quarter of 2014. The decrease in the rate of both production costs and LOE is primarily attributable to an increase in production.

General and administrative expense ("G&A") was $18.5 million in the third quarter of 2015, down from $34.6 million in the third quarter of 2014. The decrease in G&A was primarily attributable to $16.2 million of certain litigation and other legal expenses in the third quarter of 2014. Excluding the litigation and legal expenses in 2014, G&A on a per Boe basis decreased 45% to $4.28 per Boe in the third quarter of 2015 from $7.83 in the third quarter of 2014 and is attributable to maintaining similar levels of total G&A while increasing production.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $79.8 million, or $18.44 per Boe, in the third quarter of 2015, compared to $48.7 million, or $20.70 per Boe, in the third quarter of 2014. Due to the commodity price outlook and current netback realizations, the Company recorded an impairment charge of proved and unproved properties in its Utica Shale asset of $150.3 million in the third quarter of 2015.

Interest expense in the third quarter of 2015 was $12.1 million compared to $11.8 million in the third quarter of 2014. The increase in 2015 is primarily attributable to higher average borrowings on the Company’s revolving credit facility during the quarter.

Capital expenditures in the third quarter of 2015, excluding carry-over of expenses related to prior periods, were $103.9 million compared to $183.7 million for the same 2014 period.

Debt and Liquidity

At September 30, 2015, the Company had $662 million of debt outstanding, consisting of $500 million of 7.75% senior notes due 2022, $112 million, net of discounts, of 3.25% convertible senior notes due in May 2016 and $50 million drawn on its revolving credit facility. Liquidity as of September 30, 2015 was approximately $392 million, consisting of $3.7 million in cash and cash equivalents and $388 million of availability under the Company’s elected commitment of $450 million on its revolving credit facility, net of outstanding borrowings and an $11.7 million letter of credit related to a third-party transportation service. The liquidity amount excludes an additional $250 million available under the revolving credit facility on the Company’s borrowing base of $700 million.

Third Quarter Operations Update

The Company spud 53 and turned-in-line 33 gross operated wells in the Wattenberg Field during the third quarter of 2015 and average production from the field increased approximately 29% to 43,612 Boe per day compared to the

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second quarter of 2015. PDC’s average wellhead oil differential in Wattenberg was approximately $8.75 per barrel and includes approximately $1.28 per barrel attributable to the reclassification of oil transportation costs to transportation, gathering and processing expenses related to volumes delivered on the White Cliffs pipeline beginning in July. In the Utica Shale, third quarter 2015 production was 3,405 Boe per day, a 4% increase compared to the second quarter of 2015. Average wellhead oil differentials were approximately $6.50 per barrel in the Utica during the third quarter of 2015.

The Company’s realized natural gas price in the third quarter of 2015 was approximately 74% of NYMEX and its NGLs price was approximately 20% of NYMEX.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs from continuing operations for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, except per Boe data)
Lease operating expenses	$12.4	$10.7	$40.7	$29.7
Production taxes	5.5	8.8	13.2	22.7
Transportation, gathering and processing expenses	3.9	1.2	6.6	3.3
Overhead and other production expenses	3.7	2.1	10.6	9.0
Total production costs	$25.5	$22.8	$71.1	$64.7
Total production costs per Boe	$5.89	$9.67	$6.72	$9.62
Lease operating expenses per Boe	$2.87	$4.56	$3.85	$4.42

The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and nine months ended September 30, 2015 and 2014, excluding net settlements on derivatives:

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	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Percent	2015	2014	Percent

Crude oil (MBbls)
Wattenberg Field	1,868.6	1,012.0	84.6%	4,509.5	2,973.1	51.7%
Utica Shale	139.2	60.3	130.8%	386.4	219.2	76.3%
Total	2,007.8	1,072.3	87.2%	4,895.9	3,192.3	53.4%

Weighted-Average Sales Price	$38.98	$84.67	(54.0)%	$42.22	$87.51	(51.8)%

Natural gas (MMcf)
Wattenberg Field	8,478.3	4,318.6	96.3%	21,040.7	11,971.8	75.8%
Utica Shale	670.6	591.5	13.4%	1,956.3	1,639.3	19.3%
Total	9,148.9	4,910.1	86.3%	22,997.0	13,611.1	69.0%

Weighted-Average Sales Price	$2.05	$3.50	(41.4)%	$2.15	$4.04	(46.8)%

NGLs (MBbls)
Wattenberg Field	730.6	421.1	73.5%	1,692.5	1,151.3	47.0%
Utica Shale	62.4	40.6	53.7%	166.0	100.9	64.5%
Total	793.0	461.7	71.8%	1,858.5	1,252.2	48.4%

Weighted-Average Sales Price	$9.40	$27.15	(65.4)%	$10.45	$29.73	(64.9)%

Crude oil equivalent (MBoe)
Wattenberg Field	4,012.3	2,152.9	86.4%	9,708.8	6,119.7	58.6%
Utica Shale	313.3	199.4	57.1%	878.5	593.3	48.1%
Total	4,325.6	2,352.3	83.9%	10,587.3	6,713.0	57.7%

Weighted-Average Sales Price	$24.15	$51.24	(52.9)%	$26.02	$55.35	(53.0)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

Non-GAAP Financial Measures

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PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2014, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted cash flows from operations:
Net cash from operating activities	$136.5	$70.4	$283.0	$202.0
Changes in assets and liabilities	(13.8)	(14.9)	10.6	(21.8)
Adjusted cash flows from operations	$122.7	$55.5	$293.6	$180.2

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Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted net income (loss):
Net income (loss)	$(41.5)	$54.0	$(71.3)	$23.7
Gain on commodity derivative instruments	(123.5)	(92.2)	(141.2)	(11.6)
Net settlements on commodity derivative instruments	68.0	(4.1)	162.5	(22.7)
Tax effect of above adjustments	21.1	36.6	(8.1)	13.0
Adjusted net (loss) income	$(75.9)	$(5.7)	$(58.1)	$2.4
Weighted-average diluted shares outstanding	40.1	36.8	38.8	36.8
Adjusted diluted net (loss) income per share	$(1.89)	$(0.15)	$(1.50)	$0.07

Adjusted EBITDA*
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss to adjusted EBITDA:
Net gain (loss)	$(41.5)	$54.0	$(71.3)	$23.7
Gain on commodity derivative instruments	(123.5)	(92.2)	(141.2)	(11.6)
Net settlements on commodity derivative instruments	68.0	(4.1)	162.5	(22.7)
Interest expense, net	10.7	12.4	31.8	37.9
Income tax provision	(21.2)	38.5	(40.6)	16.6
Impairment of crude oil and natural gas properties	153.5	2.2	158.8	4.0
Depreciation, depletion and amortization	81.0	50.9	206.9	151.3
Accretion of asset retirement obligations	1.6	0.9	4.7	2.6
Adjusted EBITDA	$128.6	$62.6	$311.6	$201.8

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$136.5	$70.4	$283.0	$202.0
Interest expense, net	10.7	12.4	31.8	37.9
Stock-based compensation	(4.8)	(4.2)	(14.3)	(13.1)
Amortization of debt discount and issuance costs	(1.8)	(1.8)	(5.3)	(5.2)
Gain (loss) on sale of properties and equipment	0.1	—	0.3	(0.4)
Other	1.7	0.7	5.5	2.4
Changes in assets and liabilities	(13.8)	(14.9)	10.6	(21.8)
Adjusted EBITDA	$128.6	$62.6	$311.6	$201.8

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Crude oil, natural gas and NGLs sales	$104,483	$120,526	$275,520	$371,556
Sales from natural gas marketing	2,580	13,297	8,336	62,649
Commodity price risk management gain, net	123,549	90,213	141,170	12,661
Well operations, pipeline income and other	488	520	1,666	1,650
Total revenues	231,100	224,556	426,692	448,516
Costs, expenses and other
Production costs	25,484	22,754	71,129	64,611
Cost of natural gas marketing	2,781	13,347	8,875	62,645
Exploration expense	252	190	812	773
Impairment of crude oil and natural gas properties	153,535	1,863	158,792	3,621
General and administrative expense	18,528	34,625	55,875	96,549
Depreciation, depletion and amortization	80,947	49,640	206,873	142,165
Accretion of asset retirement obligations	1,594	861	4,742	2,542
(Gain) loss on sale of properties and equipment	(74)	21	(302)	577
Total cost, expenses and other	283,047	123,301	506,796	373,483
Income (loss) from operations	(51,947)	101,255	(80,104)	75,033
Interest expense	(12,092)	(11,821)	(35,384)	(36,199)
Interest income	1,378	39	3,626	309
Income (loss) from continuing operations before income taxes	(62,661)	89,473	(111,862)	39,143
Provision for income taxes	21,167	(35,396)	40,560	(15,852)
Income (loss) from continuing operations	(41,494)	54,077	(71,302)	23,291
Income (loss) from discontinued operations, net of tax	—	(80)	—	392
Net income (loss)	$(41,494)	$53,997	$(71,302)	$23,683

Earnings per share:
Basic
Income (loss) from continuing operations	$(1.04)	$1.51	$(1.84)	$0.65
Income (loss) from discontinued operations, net of tax	—	—	—	0.01
Net income (loss)	$(1.04)	$1.51	$(1.84)	$0.66
Diluted
Income (loss) from continuing operations	$(1.04)	$1.47	$(1.84)	$0.63
Income (loss) from discontinued operations, net of tax	—	—	—	0.01
Net income (loss)	$(1.04)	$1.47	$(1.84)	$0.64

Weighted-average common shares outstanding:
Basic	40,085	35,834	38,837	35,763
Diluted	40,085	36,828	38,837	36,831

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2015 Third Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2015 third quarter results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Operations, for a conference call on Thursday, November 5, 2015, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, November 5, 2015, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 55690625

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 55690625

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: Bank of America’s Global Energy Conference in Miami on Wednesday, November 11, 2015; Jefferies Global Energy Conference in Houston on Thursday, November 12, 2015; Wells Fargo’s 2015 Energy Symposium in New York on Wednesday, December 9, 2015; and the Capital One Energy Conference in New Orleans on Wednesday, December 9, 2015.

About PDC Energy, Inc.

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PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future production and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of crude oil, natural gas and NGLs, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	2015 revised capital and production forecasts, including increased anticipated projects;

•	future exploration, drilling and development activities, including expected rig counts;

•	potential additional revisions to the 2015 capital and production forecasts; including anticipated exit rates;

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•	changes in hydrocarbon production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs, including the risk of an extended period of low commodity prices;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of crude oil, natural gas and NGLs properties resulting in impairments;

•	potential inability to achieve expected improvements in efficiency and drilling results;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from wells being greater than expected;

•	timing and extent of success in discovering, acquiring, developing and producing reserves;

•	ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•	impact of high line pressure;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under the revolving credit facility;

•	success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and the ability to insure adequately against such events;

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•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on capital expenditures;

•	ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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